Exhibit 99.2

Dongfang Hospital (Guangdong Medical Association Medical Center) Cooperative Contract

Party A: Dongfang Hospital (Guangdong Medical Association Medical Center)

Party B: Luo Quanhong	ID card No.:612323197512090811

Party A and Party B reach an agreement as follows on the basis of equality, voluntariness and consensus in accordance with Contract Law of the PRC and relevant laws and regulations:

Article 1 Cooperative method

1.	Party A will provide Guangdong Medical Association Medical Center with existing right of licensed operation, place, machines (see attached Equipments List)
2.	Party A will authorize Party B to be responsible for establishment of health checkup team and operation and management of the medical center.
3.	Party B will invest RMB200,000 yuan as the entrance fee of cooperation with Party A, which will not be refunded despite of success or failure of Party B.

Article 2 Term of contract

The term of the contract lasts for five year since the date of signing, from September 8, 2009 to September 8, 2014.

Article 3 Sharing

1.
Party A and Party B will share the total income (excluding examination and inspection incomes incurred by medical departments of Party A and inspection income for patients transferred from other hospital): Party A accounts for 25 percent of the total income, and Party B 75 percent.

2.
For the items unable to be accomplished in the inspection department of this hospital through the medial center and Party A or Party B needs assistance of other hospital to accomplishment, the income will be shared according to the gross profit: Party A accounts for 25 percent of the total income, and Party B 75 percent.

3.	For CT, MRI and intervention examination needing to be made by the medical center, both parties share according to the total income: Party A accounts for 70, and Party B 30 percent.
4.
For expenses collected by Party A from persons contacted and examined by Party A independently within three months from date of signing, Party B will not share, and the income thereof will be owned by Party A. Computer reception identification will be set up separately.

5.
During the cooperative term of Party A and Party B, if the health checkup organization or personnel is introduced by the third party, a commission will be given to the third party according to the marketing plan.

6.
During the cooperative term, if organization or personnel introduced by Party B is received by the medical center as the patient in hospital, a commission will be given to the health checkup department.

7.
The assistant departments such as the examination department, the X-ray department, the function department, pathology will share 20 percent of the total income (including the cost), the remaining 80 percent will belong to the medical center, which Party A and Party B will share 25 percent and 75 percent respectively.

Article 4 Commitment on share made by Party B to Party A

1.
Party A will share 25 percent of the total income from Sep. 8, 2009 to Sep. 8, 2010 which is no less than RMB200,000 yuan. In case Party B fails to meet this requirement, it shall be liable to make up to RMB200,000 yuan.

2.
Party A will share 25 percent of the total income from Sep. 8, 2010 to Sep. 8, 2011 which is no less than RMB300,000 yuan. In case Party B fails to meet this requirement, it shall be liable to make up to RMB300,000 yuan.

3.
Party A will share 25 percent of the total income from Sep. 8, 2011 to Sep. 8, 2012 which is no less than RMB450,000 yuan. In case Party B fails to meet this requirement, it shall be liable to make up to RMB450,000 yuan.

4.
Party A will share 25 percent of the total income from Sep. 8, 2012 to Sep. 8, 2013 which is no less than RMB675,000 yuan. In case Party B fails to meet this requirement, it shall be liable to make up to RMB675,000 yuan.

5.
Party A will share 25 percent of the total income from Sep. 8, 2013 to Sep. 8, 2014 which is no less than RMB1 million yuan. In case Party B fails to meet this requirement, Party A shall be entitled not to renew.

Article 5 Method of contribution, ownership and profit distribution for newly purchased machines

1.
If a new equipment is required to add due to requirement of business development and Party A is willing to purchase it by joint contribution during the operation, Party A and Party B will invest to purchase in the proportion of 25 percent and 75 percent respectively, the ownership of which will also be owned by Party A and Party B in the same proportion, and the profit will also be distributed by Party A and Party in the same proportion.

2.
If a new equipment is required to add due to requirement of business development and Party A is not willing to purchase it by joint contribution during the operation, the fund for equipment purchased by Party B will be borne by Party B itself, and the ownership and profit of the equipment will belong to Party B, unrelated to Party A.

Article 6 Repair and maintenance of equipments

1.
The department will be responsible to arrange special personnel for daily repair, maintenance and troubleshooting of equipments invested by Party A independently and bear the expenses thereof, which is included in the department’s cost.

2.	The expenses for repair and maintenance of the equipments purchased by joint investment by both parties will be borne by the department.
3.	The cost for repair and maintenance of the equipments purchase by Party B itself will be borne by Party B upon approval of Party A.

Article 7 Method of settlement: (settled on a weekly basis)

The expenses will be collected by Party A by computer and settled on a weekly basis during the contractual term. Party A will be responsible to pay the total income Party B shares to Party B every Friday (settle in advance if it falls within the holidays or festivals).

Article 8 Right and obligations of both parties

1.	Party A shall provide official seal, special seal and invoice of “Guangdong Medical Association Medical Center” to Party B.
2.	The departments shall be liable for management and care of equipments, office places provided by Party A and compensation against deliberate damage.
3.	The departments shall not transfer all assets of Party A such as equipments to any third party for use without permission of Party A.
4.	Party A shall offer a priority for examination arranged by Party B in relevant departments of Party A,
5.	Party A shall provide assistance and cooperation when Party B needs assistance of Party A’s personnel temporarily.
6.	In case the equipments or place are damaged caused by force majeure such as natural disaster, the losses thereof shall be borne by Party A itself.
7.	Party B shall be responsible for security of the medical center, while Party A for outside of it.
8.	The departments shall pay charges for water and electricity on time each month.
9.
The expense for office supplies, printed matters, materials got from warehouse of Party A during the cooperative period shall be borne by the departments themselves and deducted from their respective shares.

10.	All relevant taxes and charges payable according to relevant national policies shall be borne by Party B.

Article 9 Party A shall be entitled to cancel the cooperation in case Party B fails to comply with the above agreement.

Article 10 Party A and Party B shall observe the above-mentioned agreement and shall not cancel cooperation without reasons, otherwise, both parties shall compensate RMB200,000 yuan equally. Party B shall have the priority of renewal after the contract expires.

Article 11 Punishment clause: Party B shall not make concealed account or collect without permission during cooperative term. Once found, it will be deemed as a breach, and Party A shall be entitled to investigate its legal obligation. Party B will be deducted 10 times the amount of breach that it committed once, and imposed a default fine of RMB200,000 yuan for more than three times (including three times) of breach.

Article 12 Any matters not provided herein shall be settled by both parties through mutual negotiation.

Party A (seal): Guangzhou Dongfang Hospital /s/ Xu Jianping Official seal: Address: Time:	Party B (seal): ID card No.:61232319751209 /s/ Luo Quanhong Address: Room 203, Building No.45，Jinbi Xincheng Time: September 3, 2009 Tel: 13682221636